FOR IMMEDIATE RELEASE

SEATECH VENTURES COMPLETES 100% ACQUISITION OF JUSTLORRY

KUALA LUMPUR, MALAYSIA / ACCESSWIRE / October 30, 2023 / SEATech Ventures Corp. (OTC PINK: SEAV) announces the completion of its acquisition of Just Supply Chain Group, commonly known as "JustLorry." This milestone marks a significant advancement in the digital logistics and supply chain management sector in Malaysia.

As the powerhouse of tech-based companies in the ASEAN region, SEATech Ventures is currently targeting a few companies in Indonesia and Thailand for their upcoming merger exercise.

Mr. Denell Wong, the CEO of JustLorry stated, "We chose to align ourselves with SEATech because we recognize significant synergies between the incubated companies under the SEATech umbrella. We are excited about the prospect of leveraging the network and market access of incubated companies, while contributing our expertise in digital logistics platforms and supply chain solutions to support these incubated ventures."

Mr. Chin Chee Seong, CEO of SEATech Ventures highlighted, "This merger marks the initiation of SEATech's uplisting plan to NASDAQ. We have aspirations of achieving a market capitalization of over US$1 billion through additional M&A activities."

For further information regarding SEATech Ventures Corp. and the JustLorry acquisition, please visit https://finance.yahoo.com/news/seatech-ventures-corp-signs-acquisition-223500990.html

About SEATech Ventures Corp.:
Headquartered in Kuala Lumpur, Malaysia, SEATech Ventures Corp. is dedicated to incubating and nurturing emerging growth technology companies in South East Asia, with the goal of transforming them into Asia's next technology unicorns. Our experienced team, combined with our network of managing partners across Asia, uniquely positions us to drive innovation and transformation in the region.

For further information regarding the company and this acquisition, please visit https://www.seatech-ventures.com.

About JustLorry:
JustLorry, Malaysia's innovative logistics leader, is redefining the industry with technology-driven solutions. With a unique online platform, they seamlessly connect customers with reliable transporters from their network of over 1,000 partners across the country. Harnessing advanced algorithms, JustLorry expertly matches each customer's unique needs

with the optimal transporter, streamlining the logistics process. Their proprietary pricing technology further simplifies the experience, providing a variety of cost-effective transport options. This tech-forward approach to logistics underscores JustLorry's dedication to enhancing customer experiences. Every service is personalized, ensuring a custom-tailored, efficient solution that meets individual client needs.

For further information regarding JustLorry, please visit https://justlorry.com.

Forward Looking Statement:
This press release contains forward-looking statements that involve risks and uncertainties. Statements using words such as "plans," "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimates," "projects," "indicates," "could," "potentially," "should," "believes," "thinks," "considers," or similar expressions are intended to identify "forward-looking statements." Investors should be aware that all forward-looking statements contained within this press release are made in good faith, based on management's current expectations as of the date this press release is prepared, and involve known and unknown risks. Actual results could differ materially from those anticipated in these forward-looking statements for numerous reasons, as described on the company website.

Enquiries:
SEATech Ventures Corp.
CHIN Chee Seong, Chief Executive Officer, Director
LEONG Wei Fung, Corporate Finance Manager
Email: Info@seatech-ventures.com